Exhibit 10.2

                               MICHAEL JAY SOLOMON
                                 14 Beverly Park
                             Beverly Hills, CA 90212


                                  May 18, 2005


Via E-mail:  neildstrum@yahoo.com
and Facsimile: (310) 456-7955

Mr. Neil D. Strum
Acting Chief Executive Officer
AGU Entertainment Corp.
3200 West Oakland Park Blvd.
Lauderdale Lakes, FL 33311

Dear Neil:

         Further to our conversation, this letter shall confirm my resignation as Chairman of the Board of Directors and as a Director of AGU Entertainment Corp. (the "Company"), as well as from, my position as an officer of any of the Company's subsidiaries, subject to the following:

1. Reimbursement of out-of-pocket business expenses (to the extent such is consistent with the past practices of the Company) incurred in connection with my services to the Company and its subsidiaries from January 1, 2005 through the effective date of the Agreement. The reimbursement hereunder shall be payable within ninety (90) days from the date hereof.

2. Payment of $50,000 within ninety (90) days of the signing of the Agreement in respect of the $100,000 payment as consideration for the January 2005 agreement.

3. I will waive any rights for past due compensation as an officer of the Company for the period from January 1, 2003 through the effective date of the Agreement.

4. The Company will agree to indemnify me from all actions that I have taken as a director or officer of the Company or any of its subsidiaries which would be identifiable under applicable Delaware law.

5. The Company will release me from all of my actions taken on behalf of the Company and its subsidiaries that would not constitute a breach of my fiduciary duty to the Company. I hereby release the Company from any and all actions arising out of my relationship with the Company, except as it relates to the obligations of the Company in this Letter Agreement.

6.    I will be issued 111,566 shares of the Company's common stock.

         The termination of my relationship would take effect on May 18, 2005. I understand that this agreement with the Company will be subject to Board approval.

         By this letter, I also want to reiterate my strong interest in working with the Company to purchase from the Company the property owned by the Company at 3200 West Oakland Park Blvd., Lauderdale Lakes, Florida (the "Real Property"). I intend to pursue that transaction together with partners of a newly formed entity. Within five (5) business days from the date hereof, we intend to make a definitive offer on the Real Property. If we do make a definitive offer, the basic terms of that offer will be to purchase the Real Property within thirty (30) days from the date of the definitive offer at a purchase price of $12 million (consisting of $2 million in cash plus assumption of $10 million of indebtedness consisting of a $7,000,000 Mortgage and Note with Charley Zeches, as trustee, and a $3,000,000 Mortgage and Note with Mitchell Entertainment Company) (collectively the "Indebtedness"). In the event that either of the Note holders convert any amount of their outstanding principal or Interest to common stock of the Company prior to a closing transaction, exclusive of any Warrants that Mitchell Entertainment Company has outstanding (which the parties recognize that the exercise of any such Warrant does not reduce the balance due on the Indebtedness), then the amount of Indebtedness assumed will decrease and the amount of cash increased proportionately in order to aggregate $12 million of consideration to the Company. In addition, the Company and it subsidiaries must be fully released from any and all obligations and liabilities respecting the Indebtedness. The definitive agreement will contain no contingencies, other than the due diligence period. During such thirty (30) day period, we will be permitted to conduct standard due diligence. There will be no deposit provided. The Company will have the right to accept any and all back-up offers during the Real Property contract period. The Company hereby agrees that it will not reduce the conversion price to the Note holders set forth in the Notes representing the Indebtedness during the aforesaid 30 day period. If we are prepared to close after such thirty (30) day period based upon the terms of the offer as stated above, then the Company shall sell the Real Property to me or my desginee on such terms. In the event I decide to terminate the Real Property contract during or at the end of the due diligence period, then we shall not have any further liability to the Company under the Real Property contract.

                                                     Very truly yours,

                                                     /s/ Michael Jay Solomon

                                                     Michael Jay Solomon


cc:      Bruce C. Rosetto, Esq.


ACKNOWLEDGED AND ACCEPTED BY:
AGU ENTERTAINMENT CORP.


By: /s/John W.Poling
    ----------------

Dated: May 18, 2005